CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                            DISTINCTIVE DEVICES, INC.

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                           (Pursuant to Section 805 of
                     the New York Business Corporation Law)

                                       ---

     Pursuant to the provisions of Section 805 of the Business Corporation Law, the undersigned hereby certifies as follows:

     1. The name of the corporation is Distinctive Devices, Inc., a corporation organized and existing under the laws of the State of New York (the "Corporation"). The Corporation was formed under the name of Leasatronic Machine Corp.

     2. The Certificate of Incorporation of the Corporation was filed by the Department of State on May 5, 1961.

     3. Article THIRD of the Certificate of Incorporation as now in full force and effect, which sets forth the authorized capital stock of the Corporation, is hereby amended by deleting the first paragraph thereof in its entirety and substituting in lieu thereof the following paragraph:

          "THIRD: The total number of shares of stock which the Corporation shall have authority to issue is One Hundred and Five Million (105,000,000) shares, of which One Hundred Million (100,000,000) shares shall be Common Stock with a par value of a tenth of one cent ($0.001) per share (hereinafter the "Common Stock") and Five Million (5,000,000) shares shall be Preferred Stock with a par value of a tenth of one cent ($0.001) per share (hereinafter the "Preferred Stock")."

     4. The Corporation had 20,000,000 shares of Common Stock, $.05 par value, of which 19,134,824 shares were issued. To effect the amendment in paragraph 3,
(i) these shares were converted on a one to one basis to 19,134,824 shares of Common Stock, $.001 par value; (ii) the 865,176 shares of Common Stock, $.05 par value, that were unissued were converted on a one to one basis to 865,176 shares of Common Stock, $.001 par value; and (iii) the Corporation authorized an additional 80,000,000 shares of Common Stock, $.001 par value.

     5. The Corporation had 1,000,000 shares of Preferred Stock, $1.00 par value, of which 10,000 shares of Series C Preferred Stock and 173,333 shares of Series D Preferred Stock were issued. To effect the amendment in paragraph 3,
(i) the 10,000 shares of Series C Preferred Stock were converted on a one to one basis to 10,000 shares of Preferred Stock, $.001 par value; (ii) the 173,333 shares of Series D Preferred Stock were converted on a one to one basis to


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173,333 shares of Preferred Stock, $.001 par value; (iii) the 816,667 shares of
Preferred Stock, $1.00 par value, that were unissued were converted on a one to one basis to 816,667 shares of Preferred Stock, $.001 par value; and (iii) the Corporation authorized an additional 4,000,000 shares of Preferred Stock, $.001 par value.

     6. Article THIRD of the Certificate of Incorporation as now in full force and effect, which sets forth the authorized capital stock of the Corporation, is hereby amended by the addition of the following provision as the second paragraph of Article THIRD:

               "Upon amendment of this Article as stated, each outstanding share of Common Stock, $.001 par value, of the Corporation shall become one-sixth (1/6) of a share of Common Stock, $.001 par value."

     7. Upon the effective date of the amendment in paragraph 6 (the "Effective Date"), each share of the Company's Common Stock, issued and outstanding immediately prior to the Effective Date (the "Old Common Stock") shall automatically and without any action on the part of the holder thereof be reclassified and changed, pursuant to a reverse stock split, into one-sixth (1/6) of a share of the Company's outstanding Common Stock (the "New Common Stock"). Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of Old Common Stock (the "Old Certificates," whether one or more) shall be entitled to receive upon surrender of such Old Certificates to the Company's Transfer Agent for cancellation, a certificate or certificates (the "New Certificates," whether one or more) representing the number of whole shares of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered, are reclassified under the terms hereof. From and after the Effective Date, Old Certificates shall represent only the right to receive New Certificates pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a shareholder of the Company. Any fraction of a share of New Common Stock to which the holder would otherwise be entitled will be adjusted upward or downward to the nearest whole share. If more than one Old Certificate shall be surrendered at one time for the account of the same shareholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Company's Transfer Agent determines that a holder of Old Certificates has not tendered all his certificates for exchange, the Transfer Agent shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that share issuance for fractional shares to any one person shall not exceed one share. If any new Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise be in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the Transfer Agent that such taxes are not payable. From and after the Effective Date the amount of capital represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified under the terms hereof shall be the same as the amount of capital represented by the shares of Old Common Stock so reclassified, until thereafter reduced or increased in accordance with applicable law.


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     8. The Certificate of Incorporation of the Corporation, as now in full force and effect, is hereby amended to set forth certain limitations of the liabilities of directors by the addition of an Article SEVENTH as follows:

          "SEVENTH: No director shall be personally liable to the Corporation or its shareholders for damages for any breach of duty in such capacity, except that this provision shall not eliminate or limit the liability of any director if a judgment or other final adjudication adverse to such director establishes that such director's acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that such director personally gained in fact a financial profit or other advantage to which such director was not legally entitled or that such director's acts violated Section 719 of the Business Corporation Law, nor shall this provision eliminate or limit the liability of any director for any act or omission prior to the adoption of this provision.

               Any repeal or modification of this Article SEVENTH shall not increase the personal liability of any director of the Corporation for any act or occurrence taking place prior to such repeal or modification, or otherwise adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

               The provisions of this Article SEVENTH shall not be deemed to limit or preclude indemnification of a director by the Corporation for any liability of a director which has not been eliminated by the provisions of this Article SEVENTH."

     9. This amendment of the Certificate of Incorporation was authorized by the Board of Directors, followed by shareholder approval by the vote of the holders of a majority of all of the outstanding shares of the Corporation's capital stock entitled to vote thereon.

     IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to be executed by a duly authorized officer on the 30th day of September, 2002.

                                                 /s/ Sanjay Mody
                                                 ---------------------------
                                                 Name:  Sanjay Mody
                                                 Title: President


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